CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Seasons Series Trust of our report dated May 28, 2025, relating to the financial statements and financial highlights of SA Multi-Managed Large Cap Value Portfolio, which appears in Seasons Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 24, 2026